Exhibit 99
ValueVision Media Delivers Record Third Quarter Results
16% Revenue Growth and Positive EBITDA
MINNEAPOLIS, MN—(PR NEWSWIRE)—November 15, 2006—ValueVision Media, Inc. (Nasdaq:VVTV) today announced results for the third quarter ended November 4, 2006.
Third Quarter Performance
ValueVision’s third quarter revenues were a record $184.9 million, an increase of 16% over last year. Third quarter EBITDA (defined below) was $2.1 million, excluding $392,000 of stock option expense, compared to an EBITDA loss of ($2.6) million in the same quarter last year. Net loss for the quarter was ($3.1) million compared to a net loss of ($7.1) million for the same quarter last year.
“We are pleased to have delivered our fifth consecutive quarter of double-digit sales growth, coupled with another quarter of positive EBITDA.” said William J. Lansing, President and Chief Executive Officer of ValueVision Media, Inc. “We had a strong quarter,” Lansing continued, “in which we added several major vendors, launched new Internet initiatives and delivered strong performance across all merchandise categories.”
Third Quarter Highlights
Launched ShopNBC-branded Mastercard. Expanded ShopNBC credit card program with a new co-branded Mastercard and an improved ShopNBC private label credit card with GE Retail Consumer Finance.
Launched eBay auction site. Extended our auction business to eBay’s marketplace of over 200 million users.
Signed Amazon.com agreement. Integrating ShopNBC product bank into Amazon.com, adding a powerful new Internet sales channel for ShopNBC products.
Grew Internet business. Increased sales on ShopNBC.com 29% in the third quarter. Internet sales now represent 24% of total merchandise sales.
Improved sales per household. Increased productivity per household by over 10% in the third quarter and year-to-date by 9%. All major product categories contributed to this improvement by achieving higher sales per minute.
Expanded branded electronics. Expanded presence in branded electronics with a new vendor and major brands including Sony, Panasonic, Phillips, Apple, HP and Acer.
Extended Polo.com services agreement. Signed an agreement with Ralph Lauren Media to extend our fulfillment and customer service support of Polo.com through August 2008.
Initiated stock buyback. Repurchased 406,000 shares in the third quarter for $4.7 million. Our balance sheet remains strong with approximately $67 million in cash and no debt.
Financial Guidance
“We are optimistic about the upcoming holiday season and expect our full-year revenue growth to be in the low double-digit rates and EBITDA in excess of $12 million, excluding the impact of stock option expensing,” said Lansing. “We expect revenue growth in our fourth quarter will be in the low single-digit rates. This is due to our conversion to a 4/5/4 fiscal calendar last year which results in the fourth quarter having 13 weeks compared to

14 weeks in our 2005 fiscal year.” Lansing continued, “We are pleased with the way our team’s execution continues to improve. Our consistent performance shows the progress we have made as we build our business for long-term growth. Many of the initiatives launched this quarter will benefit us in the fourth quarter and beyond.”
Conference Call Information
Management has scheduled a conference call at 11:00 a.m. EST/10:00 a.m. CST on Thursday, November 16, 2006 to discuss third quarter results.
To participate in the conference call, please dial 1-888-790-3051 (Pass code: VALUEVISION) five to ten minutes prior to call time. If you are unable to participate live, a replay will be available for 30 days after the conference call. To access the replay, please dial 1-866-448-5641.
You also may participate via live audio stream by logging on to https://e-meetings.mci.com. To access the audio stream, please use conference number 2269324 with pass code ‘VALUEVISION’. A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.
To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.valuevisionmedia.com and click on “Investor Relations.” Click on “E-mail Alerts” and complete the requested information.
EBITDA Defined
The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense), and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes. Management has excluded non-cash stock option expense from its fiscal 2006 EBITDA presentation in order to maintain comparability of previously issued financial guidance and prior year’s reported results.
About ValueVision Media, Inc
Founded in 1990, ValueVision Media is an integrated direct marketing company that sells general merchandise directly to consumers through television, the Internet, and direct mail. It operates ShopNBC, one of the top three television shopping networks in the United States. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
###
SOURCE: ValueVision Media, Inc.
CONTACT: Investor Relations, Frank Elsenbast, Senior Vice President and Chief Financial Officer, 952-943-6516 or Amy Kahlow, Director of Communications, 952-943-6717.

VALUE VISION MEDIA, INC.
Key Performance Metrics*
(Unaudited)

	Q3			YTD
	For the three months ending			For the nine months ending
	11/4/2006	10/29/2005%		11/4/2006	10/29/2005%
Program Distribution
Cable FTEs	39,854	38,011	5%	39,055	37,816	3%
Satellite FTEs	26,018	24,293	7%	25,691	23,827	8%

Total FTEs (Average 000s)	65,873	62,304	6%	64,746	61,643	5%

Net Sales per FTE (Annualized)	$11.07	$10.07	10%	$11.18	$10.29	9%

Active Customers — 12 month rolling	834,701	778,896	7%	n/a	n/a

% New Customers — 12 month rolling	54%	58%		n/a	n/a

% Retained — 12 month rolling	46%	42%		n/a	n/a

Customer Penetration — 12 month rolling	1.3%	1.3%		n/a	n/a

Product Mix
Jewelry	35%	42%		40%	45%
Watches, Apparel and Health & Beauty	24%	21%		23%	19%
Home & All Other	41%	37%		37%	36%

Shipped Units (000s)	1,098	1,113	-1%	3,648	3,468	5%

Average Price Point — shipped units	$225	$197	14%	$208	$195	7%

*	Includes ShopNBC TV and ShopNBC.com only.

Reconciliation of EBITDA to net loss:

	Third Quarter	Third Quarter	Nine Month Period Ended	Nine Month Period Ended
	4-Nov-06	29-Oct-05	4-Nov-06	29-Oct-05
EBITDA, before non-cash stock option expense (000’s)	$2,068	$(2,576)	$8,846	$(4,710)
Less: non-cash stock option expense	(392)	—	(1,138)	—

EBITDA (as defined) (a)	1,676	(2,576)	7,708	(4,710)

A reconciliation of EBITDA to net loss is as follows:
EBITDA, as defined	1,676	(2,576)	$7,708	$(4,710)
Adjustments:
Depreciation and amortization	(5,777)	(4,979)	(16,527)	(15,110)
Interest income	990	716	2,951	2,122
Income taxes	(15)	(6)	(45)	813
Discontinued operations of FanBuzz	—	(221)	—	(2,296)

Net loss	$(3,126)	$(7,066)	$(5,913)	$(19,181)

Fiscal 2006 Outlook
A reconciliation of EBITDA to forecasted net loss is as follows:
EBITDA, as forecasted, before non-cash stock option expense (000’s)	$12,000
Less: non-cash stock option expense, as forecasted	(2,000)

EBITDA (as defined) (a)	10,000

EBITDA, as forecasted	$10,000
Less:
Depreciation and amortization, as forecasted	(22,650)
Interest income, as forecasted	2,800
Income taxes, as forecasted	(50)

Net loss, as forecasted	$(9,900)

(a) EBITDA as defined for this statistical presentation represents net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.
      Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors.
      However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.
      Management has excluded non-cash stock option expense from its fiscal 2006 EBITDA presentation in order to maintain comparability of previously issued financial guidance and prior year’s reported results.